Exhibit 11.1


               CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARIES

                       COMPUTATIONS OF EARNINGS PER SHARE

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


                                                            Three Months Ended                        Nine Months Ended
                                                              September 30,                             September 30,
                                                              -------------                             -------------
                                                         1996               1997                   1996             1997
                                                     ----------         ----------             -----------      -----------

Net income applicable to common shares:

Net income applicable to common shares               $4,591,000         $5,876,000             $11,234,000      $16,413,000
                                                      =========          =========              ==========       ==========





Weighted average common shares outstanding for primary earnings per share:

Average shares outstanding during the period         12,038,038         12,833,985              11,001,928       12,784,987

Unexercised stock options and warrants using
    the treasury stock method                           938,444            923,734               1,072,805          889,274
                                                        -------            -------               ---------          -------

    Total weighted average common shares for
         primary earnings per share                  12,976,482         13,757,719              12,074,733       13,674,261
                                                     ==========         ==========              ==========       ==========



Weighted average common shares outstanding for fully diluted earnings per common share:

Average shares outstanding during the period         12,038,038         12,833,985              11,001,928       12,784,987

Unexercised stock options and warrants using
  the treasury stock method                             955,883            956,778               1,107,260          985,767
                                                        -------            -------              ----------          -------

    Total weighted average common shares for
         fully diluted earnings per share            12,993,921         13,790,763              12,109,188       13,770,754
                                                     ==========         ==========              ==========       ==========

Earnings per common share:
    Primary                                          $     0.35         $     0.43             $     0.93        $     1.20
                                                      =========          =========               =========        =========
    Fully diluted                                   $     0.35          $     0.43             $     0.93        $     1.19
                                                     ==========          =========              ==========        =========
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